FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact: Patrick M. Fahey
Frontier Financial Corporation
Chairman of the Board and CEO
425-423-7250

NEWS RELEASE

Frontier Bank Signs Agreement with FDIC and State

EVERETT, WASHINGTON—March 24, 2009—Frontier Financial Corporation (NASDAQ FTBK), on behalf of its subsidiary Frontier Bank, announced today it has signed an agreement with the Federal Deposit Insurance Corporation (FDIC) and State of Washington Department of Financial Institutions (DFI). Under the agreement, called a Cease and Desist Order, Frontier agreed to changes in lending policies, administration and management. The order was the result of an examination conducted by the FDIC and DFI as of June 30, 2008.

Patrick M. Fahey, who was appointed Frontier’s chairman and CEO in December 2008, said the bank had already begun working to address items cited in the examination and intends to fully comply with the terms of the agreement.

Frontier, like many banks that concentrated on residential construction and development lending, has been heavily impacted by the sharp downturn in the economy and the Northwest housing market. As a result, the bank increased its reserves for future loan losses significantly to a total of over $112 million at the end of 2008. Frontier did not originate any sub-prime mortgage loans or purchase investments backed by sub-prime mortgages.

Fahey said the agreement will not impact depositors.  “With the recent increases in FDIC coverage limits, families can insure time deposit accounts up to many times the $250,000 insurance limit depending on the way the account ownership is set up.  Both our NOW accounts and noninterest bearing checking accounts are insured without limit. ”

Frontier also agreed to achieve and maintain a Tier 1 capital level of 10% of its total assets.  The bank’s Tier 1 capital ratio at year end 2008 was 8.53% and risk based capital ratio was 10.55%, both above the regulatory minimums for well capitalized institutions.  The Corporation has also been working with an investment advisor to identify new sources of capital.

Several steps have been taken to preserve capital, including selling assets and reducing expenses. Bank board meeting fees and the cash dividend were eliminated, and executive salaries were reduced.  Other salaries have been frozen and a hiring freeze is in place.

The agreement also requires Frontier to strengthen its management, increase directors’ participation in the oversight of the bank, and more closely supervise efforts to upgrade the loan portfolio. Fahey said these changes had already been made. In addition, Frontier has also created a new business banking division to diversify its loan portfolio and provide a more stable source of core deposits. A special assets group of 30 experienced employees was formed after the June 2008 examination to focus specifically on credit problems.

“While we are engaged in a serious effort to quickly resolve these issues, I want to emphasize our dedication to customer service remains unchanged,” Fahey said.

Frontier Financial Corporation is a Washington-based bank holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.

Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2008 Form 10-K.

A copy of the complete FDIC agreement can be found at the Frontier Bank website www.frontierbank.com.